                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------
                                   FORM 144
                     NOTICE OF PROPOSED SALE OF SECURITIES
                   PURSUANT TO RULE 144 UNDER THE SECURITIES
                                  ACT OF 1933
ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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1. (a) NAME OF ISSUER (Please type or print)

       ABOUT.COM, INC.
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   (b) IRS IDENT. NO.

       13-4034015
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   (c) S.E.C. FILE NO.

       000-23325
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   (d) ADDRESS OF ISSUER

       220 EAST 42nd STREET,
       24th Floor                      NEW YORK           NY         10017
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            (STREET)                  (CITY)           (STATE)     (ZIP CODE)
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   (e) TELEPHONE NO.

       (212) 849-2000
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       (AREA CODE) (NUMBER)
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2. (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

       CAMELOT MANAGEMENT CORP.
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   (b) SOCIAL SECURITY NO. OR I.R.S. IDENT. NO.

       06138-6934
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   (c) RELATIONSHIP TO ISSUER

       UNAFFILIATED
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   (d) ADDRESS

       10 GLENVILLE STREET         GREENWICH             CT       06831-3638
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          (STREET)                 (CITY)             (STATE)     (ZIP CODE)
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

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3(a)                  (b)                              (c)          (d)
Title of     Name and Address of   S.E.C. USE ONLY  Number of     Aggregate
THE Class of Each Broker Through   ---------------  Shares or     Market
Securities   Whom the Securities   Broker-Dealer    Other Units   Value
To Be Sold   are to be Offered or  File Number      To Be Sold    (See
             Each Market Maker                      (See instr.   instr. 3(d))
             who is Acquiring                       3(d))
             the Securities
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COMMON     VOLPE BROWN WHELAN & CO.                 100,000       $5,650,000
STOCK      ONE MARITIME PLAZA
           SAN FRANCISCO, CA 94111
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           (e)                          (f)              (g)
                                    Approximate
           Number of Shares         Date of         Name of Each
           or Other Units           Sale (See       Securities
           Outstanding              instr. 3(f))    Exchange
           (See instr. 3(e))        (MO., DAY, YR.) (See instr. 3(g))
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           12,151,735               OCTOBER 1, 1999   NASDAQ

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INSTRUCTIONS:
   1.  (a) Name of issuer
       (b) Issuer's I.R.S. Identification Number
       (c) Issuer's S.E.C. file number, if any
       (d) Issuer's address, including zip code
       (e) Issuer's telephone number, including area code
   2. (a) Name of person for whose account the securities are to be sold
       (b) Such person's Social Security or I.R.S.
           identification number
       (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)

       (d) Such person's address, including zip code
   3.  (a) Title of the class of securities to be sold
       (b) Name and address of each broker through whom the securities are intended to be sold
       (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
       (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
       (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
       (f) Approximate date on which the securities are to be sold
       (g) Name of each securities exchange, if any, on which the securities are intended to be sold

                         TABLE I--SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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Title of  Date You Nature of   Name of Person  Amount of   Date of  Nature
the Class Acquired Acquisition From Whom       Securities  Payment  of Payment
                   Transaction Acquired (If    Acquired
                               gift, also
                               give date
                               donor acquired)
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COMMON    JUNE 1,  PRIVATE     THE ISSUER      118,229     JUNE 1,
STOCK     1998     PLACEMENT                               1998     CASH


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INSTRUCTIONS:
1. If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.


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              TABLE II--SECURITIES SOLD DURING THE PAST 3 MONTHS
     Furnish the following information as to all securities of the issuer sold during the past 3
     months by the person for whose account the securities are to be sold.

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Name and Address Title of Securities Sold  Date of Sale Amount of   Gross
                                                        Securities  Proceeds
                                                        Sold
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REMARKS:

INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

                                  October 5, 1999
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                                DATE OF NOTICE

ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.
                           CAMELOT MANAGEMENT CORP.

                             /S/ Scott M. Smith
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                                  (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

ATTENTION: INTERNATIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).





















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